Exhibit II

JOINT FILING AGREEMENT
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In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of France Telecom, a company organized under the laws of France, and that this Agreement may be included as an Exhibit to such joint filing.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the   12th day of February, 2010.

          AMUNDI GROUP

                                  /s/ C. BOISSON
          Name: C. Boisson
          Title: Amundi Group General Counsel

          AMUNDI

          /s/ C. BOISSON
          Name: C. Boisson
          Title: Amundi General Counsel